PRIORITY NOTICE PLEASE READ AND RESPOND

October XX, 2022

TO SIGNIFICANT INVESTORS IN THE SALIENT GLOBAL REAL ESTATE FUND:

You have been identified as a significant investor in the Salient Global Real Estate Fund (the “Fund”) and we are asking for your help. As you know, there is currently a proxy campaign underway for the Fund. This fund along with all Salient Funds are proposed to be reorganized into the Westwood Funds. The combination of Salient and Westwood funds into a single operating platform will create a larger fund family that offers a broader range of products, creates greater economies of scale, lower or equal expenses and improved operating efficiencies, which should benefit all investors.

WHAT DO WE NEED FROM YOU?

As of today, your vote has not been recorded and the Fund has yet to reach the required participation level to approve the proposal. As a significant investor in the Fund, YOUR VOTE IS VITAL TO THE OUTCOME. Whether you vote FOR, AGAINST or ABSTAIN, all votes matter! Please note your investor profile information below.

INVESTOR PROFILE:

Investor ID:	Security ID:
Shares owned:	Household ID:

HOW CAN I EXECUTE MY VOTE FOR?

As a priority holder we offer three simple and convenient methods to vote.

  CALL 212-434-0035. Please have the enclosed proxy card available at the time of the call.

  EMAIL salientfunds@vote.proxyonline.com. Simply send an email instructing us how to vote your shares. Be sure to include your Proxy ID found on the lower left corner of enclosed proxy card, indicate your voting direction – FOR, AGAINST or ABSTAIN, and include your full name as noted on your account.

  TAKE A PICTURE! Sign and date the enclosed card and indicate your vote direction – FOR, AGAINST or ABSTAIN. Once done, take a picture of the signature side of the enclosed proxy card and email it to salientfunds@vote.proxyonline.com. Be sure to capture the ID number in the lower left corner of the card.

Additional information regarding the Special Meeting and the proposal to be voted on can be found in the proxy statement located at vote.proxyonline.com/salient/salientn14.PDF.

Your time and consideration are greatly appreciated.

Thank you.

Sincerely,

Gregory A. Reid

Principal Executive Officer

Forward Funds

PROXY CARD
SIGN, DATE AND VOTE ON THE REVERSE

VOTER PROFILE:
Voter ID:	Security ID:
Shares to Vote:	Household ID:

VOTE REGISTERED TO:

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. PLEASE CAST YOUR PROXY VOTE TODAY!

CONTROL NUMBER:

Vote on the internet
Go to the website below and enter your control number or simply use your camera on your smart phone to scan this QR code. Internet voting is available 24 hours a day.
vote.proxyonline.com

Vote by phone
Call (888) 227-9349 to reach an automated touch-tone voting line or call the number below to speak with a live representative. (866) 416-0565 Toll Free

Vote by mail
Mail your signed and voted proxy back in the postage paid envelope provided. Postage-Paid Envelope

Salient Global Real Estate Fund

A Series of

Forward Funds

Proxy for A Special Meeting of Shareholders to be held on November 4, 2022

The undersigned, revoking prior proxies, hereby nominates, constitutes and appoints each of Paul A. Bachtold, Kristen Bayazitoglu, and Stephen W. Leonhardt as attorneys-in-fact, agent and proxy of the undersigned, with full power of substitution, to vote all the shares of the Salient Global Real Estate Fund (the “Fund”), a series of Forward Funds (the “Trust”), which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on November 4, 2022, at 10:00 a.m. Central Time, at the principal office of the Fund, 4265 San Felipe, 8th Floor, Houston, Texas 77027 (the “Special Meeting”), or at any adjournment or postponement thereof, as fully and with the same force and effect as the undersigned might or could do if personally present as indicated herein, and in their discretion upon any other business that may properly come before the Special Meeting and any and all adjournments or postponements thereof. The undersigned acknowledges receipt of a copy of the Notice of Special Meeting of Shareholders and the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for this Special Meeting of Shareholders to Be Held on November 4, 2022. The proxy material for the Special Meeting is available at:

https://vote.proxyonline.com/Westwood/docs/Salient_N14.pdf

Questions? If you have any questions about how to vote your proxy or about the Special Meeting, please call (866) 416-0565 toll free. Representatives are available to assist you Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.

Salient Global Real Estate Fund

Note: Please sign this proxy exactly as your name or names appear hereon. Each joint owner should sign. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation, partnership or other entity, this signature should be that of a duly authorized individual who should state his or her title.

PROXY CARD

SIGNATURE (AND TITLE IF APPLICABLE)	DATE

SIGNATURE (IF HELD JOINTLY)	DATE

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN. THE MATTER WE ARE SUBMITTING FOR YOUR CONSIDERATION IS SIGNIFICANT TO THE FUND AND TO YOU AS A FUND SHAREHOLDER. PLEASE TAKE THE TIME TO READ THE PROXY STATEMENT AND CAST YOUR VOTE USING ANY OF THE METHODS DESCRIBED BELOW.

This proxy is solicited on behalf of the Board of Trustees, and the proposal (set forth below) has been proposed by the Board of Trustees. When properly executed, this proxy will be voted as indicated or “FOR” the proposal if no choice is indicated. The proxy will be voted in accordance with the proxy holders’ best judgment as to any other matters that may arise at the Special Meeting.

The Board of Trustees of the Fund (the “Board”), including the Independent Trustees, recommends that you vote FOR approval of the reorganization.

TO VOTE, MARK ONE CIRCLE IN BLUE OR BLACK INK. Example: ●

PROPOSAL:		FOR	AGAINST	ABSTAIN

1.	To approve the Agreement and Plan of Reorganization, which provides for the reorganization of the Salient Global Real Estate Fund into the Westwood Salient Global Real Estate Fund, a newly created series of Ultimus Managers Trust.	○	○	○

2.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

PLEASE DATE, SIGN AND RETURN THIS CARD USING THE ENCLOSED, POSTAGE-PAID ENVELOPE OR VOTE BY USING ANY OF THE OTHER CONVENIENT OPTIONS ON THE FRONT SIDE OF THIS PROXY CARD.

THANK YOU FOR VOTING.

Mail ID:	CUSIP:

PRIORITY NOTICE PLEASE READ AND RESPOND

October XX, 2022

TO SIGNIFICANT INVESTORS IN THE SALIENT SELECT INCOME FUND:

You have been identified as a significant investor in the Salient Select Income Fund (the “Fund”) and we are asking for your help. As you know, there is currently a proxy campaign underway for the Fund. This fund along with all Salient Funds are proposed to be reorganized into the Westwood Funds. The combination of Salient and Westwood funds into a single operating platform will create a larger fund family that offers a broader range of products, creates greater economies of scale, lower or equal expenses and improved operating efficiencies, which should benefit all investors.

WHAT DO WE NEED FROM YOU?

As of today, your vote has not been recorded and the Fund has yet to reach the required participation level to approve the proposal. As a significant investor in the Fund, YOUR VOTE IS VITAL TO THE OUTCOME. Whether you vote FOR, AGAINST or ABSTAIN, all votes matter! Please note your investor profile information below.

INVESTOR PROFILE:

Investor ID:	Security ID:
Shares owned:	Household ID:

HOW CAN I EXECUTE MY VOTE FOR?

As a priority holder we offer three simple and convenient methods to vote.

  CALL 212-434-0035. Please have the enclosed proxy card available at the time of the call.

  EMAIL salientfunds@vote.proxyonline.com. Simply send an email instructing us how to vote your shares. Be sure to include your Proxy ID found on the lower left corner of enclosed proxy card, indicate your voting direction – FOR, AGAINST or ABSTAIN, and include your full name as noted on your account.

  TAKE A PICTURE! Sign and date the enclosed card and indicate your vote direction – FOR, AGAINST or ABSTAIN. Once done, take a picture of the signature side of the enclosed proxy card and email it to salientfunds@vote.proxyonline.com. Be sure to capture the ID number in the lower left corner of the card.

Additional information regarding the Special Meeting and the proposal to be voted on can be found in the proxy statement located at vote.proxyonline.com/salient/salientn14.PDF.

Your time and consideration are greatly appreciated.

Thank you.

Sincerely,

Gregory A. Reid

Principal Executive Officer

Forward Funds

PROXY CARD
SIGN, DATE AND VOTE ON THE REVERSE

VOTER PROFILE:
Voter ID:	Security ID:
Shares to Vote:	Household ID:

VOTE REGISTERED TO:

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. PLEASE CAST YOUR PROXY VOTE TODAY!

CONTROL NUMBER:

Vote on the internet
Go to the website below and enter your control number or simply use your camera on your smart phone to scan this QR code. Internet voting is available 24 hours a day.
vote.proxyonline.com

Vote by phone
Call (888) 227-9349 to reach an automated touch-tone voting line or call the number below to speak with a live representative. (866) 416-0565 Toll Free

Vote by mail
Mail your signed and voted proxy back in the postage paid envelope provided. Postage-Paid Envelope

Salient Select Income Fund

A Series of

FORWARD FUNDS

Proxy for A Special Meeting of Shareholders to be held on November 4, 2022

The undersigned, revoking prior proxies, hereby nominates, constitutes and appoints each of Paul A. Bachtold, Kristen Bayazitoglu, and Stephen W. Leonhardt as attorneys-in-fact, agent and proxy of the undersigned, with full power of substitution, to vote all the shares of the Salient Select Income Fund (the “Fund”), a series of Forward Funds (the “Trust”), which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on November 4, 2022, at 10:00 a.m. Central Time, at the principal office of the Fund, 4265 San Felipe, 8th Floor, Houston, Texas 77027 (the “Special Meeting”), or at any adjournment or postponement thereof, as fully and with the same force and effect as the undersigned might or could do if personally present as indicated herein, and in their discretion upon any other business that may properly come before the Special Meeting and any and all adjournments or postponements thereof. The undersigned acknowledges receipt of a copy of the Notice of Special Meeting of Shareholders and the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for this Special Meeting of Shareholders to Be Held on November 4, 2022. The proxy material for the Special Meeting is available at:

https://vote.proxyonline.com/Westwood/docs/Salient_N14.pdf

Questions? If you have any questions about how to vote your proxy or about the Special Meeting, please call (866) 416-0565 toll free. Representatives are available to assist you Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.

Salient Select Income Fund

Note: Please sign this proxy exactly as your name or names appear hereon. Each joint owner should sign. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation, partnership or other entity, this signature should be that of a duly authorized individual who should state his or her title.

PROXY CARD

SIGNATURE (AND TITLE IF APPLICABLE)	DATE

SIGNATURE (IF HELD JOINTLY)	DATE

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN. THE MATTER WE ARE SUBMITTING FOR YOUR CONSIDERATION IS SIGNIFICANT TO THE FUND AND TO YOU AS A FUND SHAREHOLDER. PLEASE TAKE THE TIME TO READ THE PROXY STATEMENT AND CAST YOUR VOTE USING ANY OF THE METHODS DESCRIBED BELOW.

This proxy is solicited on behalf of the Board of Trustees, and the proposal (set forth below) has been proposed by the Board of Trustees. When properly executed, this proxy will be voted as indicated or “FOR” the proposal if no choice is indicated. The proxy will be voted in accordance with the proxy holders’ best judgment as to any other matters that may arise at the Special Meeting.

The Board of Trustees of the Fund (the “Board”), including the Independent Trustees, recommends that you vote FOR approval of the reorganization.

TO VOTE, MARK ONE CIRCLE IN BLUE OR BLACK INK. Example: ●

PROPOSAL:		FOR	AGAINST	ABSTAIN

1.	To approve the Agreement and Plan of Reorganization, which provides for the reorganization of the Salient Select Income Fund into the Westwood Salient Select Income Fund, a newly created series of Ultimus Managers Trust.	○	○	○

2.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

PLEASE DATE, SIGN AND RETURN THIS CARD USING THE ENCLOSED, POSTAGE-PAID ENVELOPE OR VOTE BY USING ANY OF THE OTHER CONVENIENT OPTIONS ON THE FRONT SIDE OF THIS PROXY CARD.

THANK YOU FOR VOTING.

Mail ID:	CUSIP: